Material Definitive Agreement

Between

Warpspeed Taxi, Inc.

A Nevada Corporation

2261 Rosanna Street

Las Vegas, NV 89117

And

Shafiq Rahman and Syed Rahman

doing business as Arcgen Consultants

Commercial Name: NextFind AI

B-BLOCK, Skill Estate, 10-3-290/B, 304,

Vijaynagar Colony, Humayun Nagar,

Hyderabad, Telangana 500028

Dated: June 18, 2024

This Material Definitive Agreement (“Agreement”) is made and entered into as of June 17, 2024, by and between Warpspeed Taxi, Inc., a Wyoming Corporation (“Warpspeed”), and Shafiq Rahman and Syed Rahman doing business as Arcgen Consultants, operating under the commercial name Nextfind.AI (“Arcgen”). This Agreement sets forth the terms and conditions under which the parties agree to collaborate and enter into a joint venture.

1. Name Change

1.1 Corporate Name Change: Warpspeed agrees to officially change its corporate name to Nextfind.AI within 60 days after the completion of due diligence and the execution of a formal agreement respecting the joint venture. This name change will be reflected in all legal and commercial documents and communications.

1.2 Implementation: Warpspeed shall take all necessary corporate actions, including board and shareholder approvals, and file all required documents with the relevant governmental authorities to effectuate the name change.

2. Joint Venture/Collaboration

2.1 Establishment of Joint Venture: Warpspeed and Arcgen agree to establish a joint venture corporation reflecting the name Nextfind.AI. The joint venture will focus on research and development, marketing, sales, and operational activities as its management (as constituted in the manner described below) determines.

2.2 Scope of Collaboration: The joint venture will encompass the following areas:

•Development of artificial intelligence and machine learning technologies.

•Marketing and sales of AI-based products and services.

•Operational activities to support the development and distribution of AI technologies.

WarpSpeed shall be responsible for funding the development of these technologies and Arcgen shall be primarily responsible for providing its expertise to develop AI-based products and services.

2.3 Management and Governance: Warpspeed will own a 100% interest in the joint venture corporation. The joint venture corporation will be governed by a board of directors composed of an equal number of representatives from Warpspeed and Arcgen. The board will be responsible for making strategic decisions and overseeing the management of the joint venture.

2.4 Finances: The initial cost of project is estimated to be USD 5,200,000. Below is the break down:

Expenses	Annual
India - Infrastructure	1,500,000
Platform Expansion	600,000
Travel	100,000
Marketing	1,250,000
G & A	1,000,000
Medical Platform	750,000
Total	5,200,000

Initial Funding Requirement: NextFind AI requires an initial funding of USD 250,000 to establish its initial facility and assemble a dedicated team, which Warpspeed will be responsible for raising upon the formation of the joint venture corporation.

3. Shares

3.1 Share Issuance: The issuer will issue 15,000,000 shares from treasury to the principals of Arcgen in consideration of their contribution to the joint venture, with 7,500,000 shares being issued to Shafiq Rahman and 7,500,000 shares being issued to Syed Rahman.

3.2 Valuation and Terms: The valuation of the shares and any conditions or restrictions on their issuance shall be as follows:

•Valuation: The shares will be valued at their fair market value as of the date of issuance.

•Restrictions: The shares will bear a 144 legend restriction, in compliance with Rule 144 under the Securities Act of 1933.

4. Due Diligence

4.1 Due Diligence Period: Each party shall have 60 days from the date of this Agreement to conduct due diligence on the other party. This due diligence will include financial, legal, operational, and technical assessments. Upon completion of the due diligence period, the parties shall negotiate and execute a formal agreement that is consistent with the terms of this agreement.

4.2 Access to Information: Each party agrees to provide the other party with reasonable access to all necessary information and documents to facilitate the due diligence process.

5. Confidentiality

5.1 Confidentiality Agreement: The parties agree to maintain the confidentiality of this Agreement and all related discussions and negotiations. The terms of this Agreement and any related information shall not be disclosed to any third party without the prior written consent of the other party, except as required by law or regulation.

6. Representations and Warranties

6.1 Representations and Warranties of Warpspeed: Warpspeed represents and warrants to Arcgen that:

•It is a corporation duly organized, validly existing, and in good standing under the laws of the State of Wyoming.

•It has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

•The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions.

6.2 Representations and Warranties of Arcgen: Arcgen represents and warrants to Warpspeed that:

•It is a partnership duly organized, validly existing, and in good standing under the laws of its jurisdiction, namely, Hyderabad, India.

•It has the power and authority to enter into this Agreement and to perform its obligations hereunder.

•The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions.

7. Covenants

7.1 Covenants of Warpspeed: Warpspeed covenants and agrees that it will:

•Change its corporate name to Nextfind.AI within 60 days after the completion of due diligence and the execution of a formal joint venture agreement.

•Issue 15 million shares of its restricted common stock to Arcgen Consultants as specified in Section 3.

7.2 Covenants of Arcgen: Arcgen covenants and agrees that it will:

•Collaborate with Warpspeed in the establishment and operation of the joint venture corporation.

8. Termination

8.1 Termination Conditions: This Agreement may be terminated:

•By mutual written consent notification of the parties.

•By either party if the other party breaches any material provision of this Agreement and fails to cure such breach within 30 days of receiving written notice thereof.

•By either party if a definitive agreement is not executed within 90 days of the date of this Agreement.

9. Governing Law

9.1 Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflict of laws principles.

10. Dispute Resolution

10.1 Dispute Resolution: Any disputes arising out of or in connection with this Agreement shall be resolved through good faith negotiations between the parties. If the parties are unable to resolve the dispute within 30 days, the dispute shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association.

11. Miscellaneous

11.1 Entire Agreement: This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter.

11.2 Amendments: This Agreement may only be amended by a written instrument signed by both parties.

11.3 Waivers: No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the party against whom the waiver is to be enforced.

11.4 Severability: If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall continue in full force and effect.

11.5 Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Warpspeed Taxi, Inc.

By: /s/ Daniel Okelo

Name: Daniel Okelo

Title: President

Date: June 24, 2024

Arcgen Consultants (NextFind Al)

By: /s/ Syed Sarfukar Rahman

Name: Syed Sarfukar Rahman

Title: CEO and Founder

Date: June 18th 2024